CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated August 22, 2008, accompanying the financial statements of Van Kampen Preferred Securities Portfolio, Series 13 (included in Van Kampen Unit Trusts, Series 670) as of April 30, 2008, and for the period from May 2, 2007 (Initial Date of Deposit) through April 30, 2008 then ended and the financial highlights for the period from May 2, 2007 (Initial Date of Deposit) through April 30, 2008, contained in this Post-Effective Amendment No. 1 to Form S-6 (File No. 333-141399) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

                                                  GRANT THORNTON LLP

New York, New York
August 22, 2008